Exhibit 10.6

York Capital Management

767 Fifth Avenue, 17th Floor

New York, NY 10153

November 13, 2015

Kathleen Eisbrenner

3 Waterway Square Place, Suite 400

The Woodlands, TX 77380

Dear Kathleen:

Reference is made to the Third Amended and Restated Limited Liability Company Agreement of Next Decade LLC (the “Company”), dated as of June 15, 2015 (as amended, the “LLC Agreement”), to which you (“KE” or “you”), the York Funds (as defined in the LLC Agreement) and the other members of the Company are parties. Capitalized terms used but not defined in this letter agreement (this “Agreement”) shall have the meanings assigned to them in the LLC Agreement.

As of the date hereof, and prior to taking into account the provisions of this Agreement, the York Funds collectively own (and as of June 15, 2015, collectively owned) 80,905 Class A Units (the “York Class A Units”), representing 80.905% of the outstanding Class A Units and you own (and as of June 15, 2015 you owned) 19,095 Class A Units (the “KE Class A Units”), representing 19.095% of the outstanding Class A Units.

This Agreement confirms the agreement between the York Funds and you with respect to the voting of, distributions made with respect to, and certain other matters concerning the Class A Units of the Company. The parties hereto hereby agree as follows:

1.                  General. Notwithstanding the terms and provisions of the LLC Agreement (prior to taking into account the provisions of this Agreement) and the parties’ respective ownership of Class A Units as of the date hereof, distributions payable to the York Funds and to KE as Class A Members under the LLC Agreement shall be paid in accordance with Section 8 of this Agreement, which, subject to the achievement of the milestones set forth below, is intended (i) to provide KE with a profits interest entitling her to receive up to 13.750% of certain amounts otherwise distributable to the York Funds prior to taking into account the provisions of this Agreement and (ii) to reduce the amount of distributions paid to the York Funds in respect of the York Class A Units (after the return of York’s paid-in capital with respect to the York Class A Units) by a corresponding amount.

2.                  Sharing Percentages; Paid in Capital.

(a)          The York Funds and KE acknowledge that, as of the date hereof, and prior to taking into account the provisions of this Agreement, after the return of the Class A Members Paid-In Capital, the York Funds are entitled to receive 80.905% of amounts payable to the Class A Members under the LLC Agreement (such percentage, the “York Base Sharing Percentage”) and KE is entitled to receive 19.095% of amounts payable to the Class A Members under the LLC Agreement (such percentage, the “KE Base Sharing Percentage”). The York Base Sharing Percentage and the KE Base Sharing Percentage are subject to appropriate adjustment to reflect any disposition of Class A Units by either York or KE, subject to York’s ability to assign its rights and obligations under this Agreement to a transferee of any York Class A Units.

(b)         As used in this Agreement, the “KE Profit Sharing Percentage” means the percentage equal to the KE Base Sharing Percentage, as increased by the Founder Promote Adjustments and the P/J Promote Adjustments, as applicable, upon the occurrence of the events set forth in Sections 3 and 4 of this Agreement, respectively.

(c)          As used in this Agreement, the “York Profit Sharing Percentage” means the percentage equal to the York Base Sharing Percentage, as decreased by the Founder Promote Adjustments and the P/J Promote Adjustments, as applicable, upon the occurrence of the events set forth in Sections 3 and 4 of this Agreement, respectively (i.e., a decrease by the number of basis points corresponding to any increase in the KE Profit Sharing Percentage). Any adjustment to the York Profit Sharing Percentage required pursuant to this Agreement shall be allocated among the York Funds in proportion to the number of Class A Units held by each such York Fund as of the date thereof, unless otherwise determined by the York Manager.

3.                  Founder Promote Adjustments. For purposes of calculating the KE Profit Sharing Percentage and the York Profit Sharing Percentage, in addition to any P/J Promote Adjustments pursuant to Section 4, the KE Base Sharing Percentage will be increased and the York Base Sharing Percentage will be decreased, if at all, by (such adjustments, the “Founder Promote Adjustments”):

(a)          500 basis points (i.e., 5 percentage points) upon a Change of Control if, such Change of Control occurs (i) prior to FID and (ii) on or prior to June 1, 2018 (the “Change of Control Adjustment”); and

(b)         1,000 basis points (i.e., 10 percentage points) upon the occurrence of FID, if FID occurs on or prior to June 1, 2018 (the “FID Adjustment”); provided, however, that if the Change of Control Adjustment shall have been made prior to the FID Adjustment, then the FID Adjustment will be only 500 basis points (i.e., 5 percentage points) such that the sum of the Change of Control Adjustment and the FID Adjustment shall not exceed 1,000 basis points (i.e., 10 percentage points).

If neither a Change of Control nor FID occurs on or prior to June 1, 2018, KE shall not be entitled to any Founder Promote Adjustments, and the parties rights and obligations with respect to the Founder Promote Adjustments shall terminate automatically. For the avoidance of doubt, the aggregate amount of all Founder Promote Adjustments shall not exceed 1,000 basis points (i.e, 10 percentage points).

4.                  P/J Promote. For purposes of calculating the KE Profit Sharing Percentage and the York Profit Sharing Percentage, in addition to the Founder Promote Adjustments (if any) pursuant to Section 3, the KE Base Sharing Percentage will be increased and the York Base Sharing Percentage will be decreased, if at all, by the sum of the following (in each case, to the extent the applicable event occurs at all) (such adjustments collectively, the “P/J Promote Adjustments”):

(a)          75 basis points (i.e., 0.75 percentage points) upon confirmation at or prior to FID of the Company’s (or an Affiliate’s) submission to the Federal Energy Regulatory Commission of an application under Section 3 of the Natural Gas Act (and any necessary application under Section 7 of the Natural Gas Act for associated pipeline facilities) with respect to a Project (if at all); plus

(b)         75 basis points (i.e., 0.75 percentage points) upon execution at or prior to FID of one or more binding LNG sale and purchase or tolling agreements by the Company (or any of its Affiliates) and each of the other parties thereto, with customary conditions precedent, providing for at least 3.85 MTPA from a Project (if at all); plus

(c)          75 basis points (i.e., 0.75 percentage points) upon a Qualified IPO at or prior to FID (if at all); plus

(d)         (i) 93.75 basis points (i.e., 0.9375 percentage points) upon a Change of Control at or prior to FID that values 100% of the then outstanding Class A Units and Class B Units in an amount greater than $500 million (but less than $1.0 billion) or (ii) 187.5 basis points (i.e., 1.875 percentage points) upon a Change of Control at or prior to FID that values 100% of the then outstanding Class A Units and Class B Units in an amount greater than or equal to $1.0 billion; provided, in either case, that no adjustment pursuant to this clause (d) will result in the aggregate amount of P/J Promote Adjustments exceeding 375 basis points (i.e., 3.75%); plus

(e)          Upon FID, 375 basis points (i.e., 3.75 percentage points) less any P/J Promote Adjustments under clauses (a) – (d). For the avoidance of doubt, the aggregate amount of all P/J Promote Adjustments shall not exceed 375 basis points (3.75 percentage points). KE’s right to any further P/J Promote Adjustments shall terminate upon FID, and the KE Profit Sharing Percentage shall not be subject to further adjustment following FID in respect of any P/J Promote Adjustments.

5.                  Voting. Each York Fund hereby grants to KE, to become automatically effective upon each occurrence of any Founder Promote Adjustment or P/J Promote Adjustment (if any), an irrevocable proxy (such proxy being coupled with an interest) to vote such number of the York Class A Units held by such York Fund as is necessary to cause KE’s voting power in respect of the Class A Units outstanding as of the date thereof to equal the KE Profit Sharing Percentage and the York Funds’ combined voting power of the Class A Units outstanding as of the date thereof to equal the York Profit Sharing Percentage.

6.                  Restrictions on Transfer; IPO Conversion. KE’s right to participate in distributions arising from any Founder Promote Adjustments and any P/J Promote Adjustments (or the resulting KE Profit Sharing Percentage) will be subject to restrictions on transfer applicable to Class A Units set forth in the LLC Agreement and, upon consummation of an IPO, restrictions on transfer under applicable securities laws and any lock-up agreements or similar restrictions applicable to the parties. The parties acknowledge Section 13.1 of the LLC Agreement, which provides that this Agreement shall be taken into account for purposes of determining the number of common shares issuable in respect of outstanding Units in connection with an IPO Conversion. The parties also agree that, in the event (i) the LLC Agreement is terminated or (ii) in the absence of such termination, KE and the York Funds cease to own Class A Units of the Company, in either case, upon the effectiveness of an IPO Conversion, then this Agreement shall also terminate (after giving effect to all distributions and allocations in connection therewith as described therein and in the previous sentence) automatically, without any further action by any party hereto; provided, however, that in the case of clause (ii) of this paragraph, to the extent KE remains eligible for adjustments of her economic ownership pursuant to this Agreement as of the date of the IPO Conversion, the parties shall use their best efforts to cooperate with each other with a view toward providing economic rights to KE with respect to the shares (or other equity securities) of the IPO Corporation issued to the York Funds in respect of their Class A Units of the Company that are substantially equivalent to the economic rights then available to KE hereunder.

7.                  Tax Characterization and Reporting. The Founder Promote Adjustments and P/J Promote Adjustments are intended to be treated for tax purposes as membership interests in the Company that qualify as “profits interests” under IRS Revenue Procedures 93-27 and 2001-43, and the sections of this Agreement relating to such interests and the LLC Agreement shall be interpreted and applied consistently therewith. For the avoidance of doubt, nothing contained herein shall be deemed to create any obligation or liability on the part of any York Fund to pay, or reimburse KE for or indemnify KE against, any actual or alleged tax liability of KE arising under this Agreement or otherwise.

8.                  Distribution of Capital Proceeds.

(a)       All distributions made under the LLC Agreement attributable to a Sale of the Company, the exchange of existing company equity for common stock in an IPO, or any other proceeds from any other transaction that the York Funds and KE mutually agree is a capital transaction (collectively, “Capital Transaction Proceeds”) payable to the York Funds and to KE in their capacities as Class A Members pursuant to Sections 6.1.2 and 6.1.3 of the LLC Agreement shall be shared among them as follows:

(i)                 The first $10.0 million of distributions of Capital Transaction Proceeds made by the Company in return of the Class A Capital Contributions shall be distributed (a) first, 100% to York until it has received cumulative distributions under this paragraph (i) totaling $9,325,000.00 and (b) then, 100% to KE until she has received cumulative distributions under this paragraph (i) totaling $675,000.00.

(ii)               Thereafter, any remaining distributions of Capital Transaction Proceeds made by the Company in respect of the Class A Units shall be distributed:

A.    first, 100% to KE until she has received cumulative distributions under this paragraph (A) totaling $325,000.00;

B.     second, 80.905% to the York Funds and 19.095% to KE until the Company has made aggregate distributions of Capital Transaction Proceeds under Sections 6.1.2 and 6.1.3 of the LLC Agreement totaling $10,000,000.00;

C.     third, 100% to KE until she has received cumulative distributions under this paragraph (C) totaling $4,000,000.00;

D.    fourth, 100% to KE until she has received cumulative distributions under this paragraph (D) and under paragraph (B) totaling (x) the cumulative amount distributed to the York Funds pursuant to paragraph (B), multiplied by (y) a fraction with a numerator equal to the KE Profit Sharing Percentage on the date of such distribution and a denominator equal to the York Profit Sharing Percentage on the date of such distribution (i.e., once fully vested, 32.845/67.155); and

E.     thereafter, among KE and the York Funds in proportion to the KE Profit Sharing Percentage and the York Profit Sharing Percentage as of the date of such distribution.

Annex A sets forth an illustrative example of the distribution of Capital Transaction Proceeds as set forth above.

(b)      Distributions of Available Cash, other than distributions of Capital Transaction Proceeds and tax distributions, which are made to the York Funds and to KE in their capacities as Class A Members shall be shared among them in proportion to the KE Profit Sharing Percentage and the York Profit Sharing Percentage as of the date of such distributions.

(c)       All tax distributions shall be made to the York Funds and to KE in a manner consistent with the allocation of Company income and loss.

9.                  Allocation of Income, Gain, Loss and Deduction. The income, gain, loss and deduction of the Company which is allocated to the Class A Units owned by the York Funds and KE shall be shared among the York Funds and KE in a manner consistent with the foregoing sharing of distributions. In this regard, for any taxable year prior to the taxable year in which the Company sells its business, the majority of its assets or otherwise liquidates, the amount of net income and gain allocated to KE in respect of the interests granted to her under this Agreement for any such taxable year shall not exceed the amount of distributions received by KE pursuant to Section 8 above for such taxable year.

10.              Assignment. Each York Funds’ rights and obligations hereunder shall be assignable, in whole or in part, to a purchaser of such York Fund’s Class A Units; provided, that such purchase is made in accordance with the LLC Agreement; provided, further, that any such purchaser shall have expressly (i) acknowledged and agreed that the Class A Units and all distributions, tax and other allocations, voting rights, transfer rights and other rights in respect of such Class A Units are encumbered by and subject to the provisions of this Agreement and (ii) assumed (without qualification) the obligations of the York Funds set forth in this Agreement with respect to the Class A Units pursuant to a written agreement, a copy of which shall be delivered to KE promptly following the execution thereof. KE’s rights and obligations hereunder shall not be assignable except to a Family/Estate Planning Transferee.

11.              Miscellaneous.

(a)          Notices. All communications required or permitted to be given hereunder shall be in writing and shall be deemed to have been duly given as provided in Section 15.1 of the LLC Agreement.

(b)         Severability. If any one or more of the provisions contained in this Agreement shall be invalid or unenforceable in any respect, the validity and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby and the parties will attempt to agree upon a valid and enforceable provision which shall be a reasonable substitute for such invalid and unenforceable provision in light of the tenor of this Agreement and, upon so agreeing, shall incorporate such substitute provision in this Agreement.

(c)          Interpretation. This Agreement shall be governed by, and interpreted and construed in accordance with, the laws of the State of Delaware, without giving effect to any conflicts of law principle, provision or rule that would cause the application of the laws of any jurisdiction other than the State of Delaware.

(d)         Dispute Resolution. All controversies arising in connection with this Agreement and between or among the York Funds and KE shall be settled in accordance with Section 15.13 of the LLC Agreement.

(e)          Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original and all of which shall constitute one agreement. The signatures of any party to a counterpart shall be deemed to be a signature to, and may be appended to, any other counterpart.

(f)          Binding Effect. This Agreement shall be binding upon, and shall inure to the benefit of, the parties hereto and their respective successors, permitted assigns, heirs, executors, administrators and legal representatives.

(g)         Entire Agreement. This Agreement constitutes the “York/Eisbrenner Class A Unit Letter Agreement” within the meaning of the LLC Agreement, and the terms and provisions of this Agreement (including the distribution and allocation provisions) are intended and shall be treated as part of the LLC Agreement (including for purposes of Treasury Regulation Section 1.761-1(c)). This agreement together with the LLC Agreement constitute the entire agreement between the parties with respect to the subject matter hereof and supersede any and all prior agreements or understandings among the parties relating to the subject matter hereof, oral or written, all of which are hereby merged into this Agreement and the LLC Agreement. Except as set forth in the immediately preceding sentence, there are no promises, agreements, conditions, understandings, warranties, or representations, oral or written, express or implied, between the parties hereto, other than as set forth in this Agreement and the LLC Agreement. For the avoidance of doubt, this Agreement relates solely to the parties’ respective rights and obligations with respect to Class A Units owned by the York Funds and by KE, respectively, as of the date hereof, and as to no other matters, and this Agreement shall not alter the rights or obligations of Class B Members set forth in the LLC Agreement in respect of their Class B Units.

[Signature page follows]

If the above correctly reflects our understanding and agreement with respect to the foregoing matters, please so confirm by signing the enclosed copy of this letter agreement.

Very truly yours,

York Capital Management, L.P.

By: /s/ Richard P. Swanson

Name: Richard P. Swanson

Title: General Counsel

York Credit Opportunities Fund, L.P.

By: /s/ Richard P. Swanson

Name: Richard P. Swanson

Title: General Counsel

York Select, L.P.

By: /s/ Richard P. Swanson

Name: Richard P. Swanson

Title: General Counsel

York Global Finance 43, LLC

By: /s/ Richard P. Swanson

Name: Richard P. Swanson

Title: General Counsel

ACKNOWLEDGED AND AGREED

As of the date first above written:

/s/ Kathleen Eisbrenner

Kathleen Eisbrenner

ACKNOWLEDGED:

next decade LLC

By: /s/ Kathleen Eisbrenner

Name: Kathleen Eisbrenner

Title: Chief Executive Officer